Exhibit 99.1

Lincoln Educational Services Corporation Earns Net Income of $1.3 million, Generates Eighth Consecutive Quarter of Student Start Growth During Third Quarter; Reiterates Full Year Guidance

Conference call today at 10 a.m. ET

WEST ORANGE, N.J., November 14, 2019 -- Lincoln Educational Services Corporation (Nasdaq: LINC) today reported operating and financial results for the third quarter and nine months ended September 30, 2019.

•	Total revenue increased 3.6% to $72.6 million from Q3 2018; same school revenue up 4.8%.
•	Same school average student population rose 4.5% from Q3 2018.
•	Same school student starts increased 3.4% from Q3 2018.

“We continued to execute to our strategic operating plan during the third quarter and are well positioned to achieve our goals, including profitability for the full year,” said Scott Shaw, President and CEO. “Our targeted marketing, expanding corporate partnerships, and engagement with the local communities in which our campuses operate have all contributed to eight consecutive quarters of year-over-year growth. These strategies are producing exceptional results for both our students and our corporate partners in the tightest labor market we have experienced in decades.  We also continued to make progress on other operational plans and have laid the groundwork for select, high potential program expansion at existing campuses in the coming year.”

THIRD QUARTER 2019 COMPARED TO THIRD QUARTER 2018 FINANCIAL HIGHLIGHTS:

•	Total revenue for the third quarter increased to $72.6 million, or 3.6%. Revenue on a same school basis increased by 4.8%.

•
Total student starts rose 2.7%, while same school student starts rose 3.4%.  Transportation and Skilled Trades segment starts were up approximately 0.2% and Healthcare and Other Professions segment starts increased 12.1%.  These increases mark two full years of consistent student start growth.

•
Educational services and facilities expense decreased less than 1% to $33.2 million.  Excluding the Transitional segment, which had expense of $1.2 million, educational services and facilities expenses would have been $32.3 million in the prior year comparable quarter.  The increase was primarily the result of increases in instructional salaries and benefits expense and books and tools expense resulting from a larger student population quarter over quarter.

•
Selling, general and administrative expense was $37.5 million.  Excluding the Transitional segment, which had expense of $1.5 million, SG&A expenses would have been $34.6 million in the prior year comparable quarter.  The increase in SG&A was primarily driven by additional bad debt expense due in part by a larger student population in combination with a slight deterioration of historical repayment rates.  Further contributing to increased costs were increases in salaries and benefits expense in addition to costs incurred in connection with the evaluation of strategic initiatives intended to increase shareholder value.  The Company does not anticipate incurring any additional costs pertaining to these strategic initiatives going forward.

•	Operating income grew during the quarter to $2.1 million from less than $0.1 million in the third quarter of 2018.

•	Net income for the quarter increased to $1.3 million, or $0.05 per share, as compared to net loss of $0.6 million, or $0.02 per share.

THIRD QUARTER SEGMENT FINANCIAL PERFORMANCE

Transportation and Skilled Trades Segment

Transportation and Skilled Trades segment revenue increased by $1.6 million, or 3.2%, to $52.7 million for the three months ended September 30, 2019, as compared to $51.0 million in the prior year comparable period.  The increase in revenue was due primarily to a 2.4% increase in average student population quarter over quarter.

Operating income increased to $6.8 million from $6.3 million in the prior year comparable period.

Educational services and facilities expense was $23.7 million for the three months ended September 30, 2019, as compared to $23.4 million in the prior year comparable period.  The slight increase quarter over quarter was primarily due to a larger student population driving a $0.6 million increase in instructional expenses and books and tools expense.  Partially offsetting the increases were cost savings of $0.3 million in facilities expense resulting from the successful negotiation of more favorable lease terms at one of the Company’s campuses.

Selling, general and administrative expense was $22.4 million, for the three months ended September 30, 2019 compared to $21.3 million in the year-ago prior year period.  Increased expenses were primarily the result of additional bad debt expense driven in part by a larger student population, in combination with a slight deterioration of historical repayment rates.  Further contributing to the additional expense were increases in salaries and benefits.

Healthcare and Other Professions Segment

Healthcare and Other Professions segment revenue increased 9.3% to $19.9 million as compared to $18.3 million in the prior year comparable period.  The increase in revenue was mainly due to a 9.1% increase in average student population, which is attributed to consistent start growth over the last two years.

Operating income increased to $1.4 million from $0.8 million in the prior year comparable period.

Educational services and facilities expense increased $0.6 million, or 7.1%, to $9.5 million for the three months ended September 30, 2019, from $8.9 million in the prior year comparable period.  The increase in expense quarter over quarter was primarily due to additional instructional expense driven by a consistently growing student population.

Selling, general and administrative expense increased by $0.5 million, or 5.7%, to $9 million for the three months ended September 30, 2019 from $8.6 million in the prior year comparable period.  Increased expense was primarily the result of additional bad debt expense driven by a larger student population in combination with a slight deterioration of historical repayment rates.

Transitional Segment

During the year ended December 31, 2018, one campus, the LCNE campus at Southington, Connecticut was categorized in the Transitional segment.  This campus was fully taught out as of December 31, 2018 and financial information for this campus has been included in the Transitional segment for the period ending September 30, 2018.  As of September 30, 2019, no campuses have been categorized in the Transitional segment during 2019. There was no revenue for the three months ended September 30, 2019, and $0.8 million for the prior year period resulting in zero operating loss and $1.9 million operating loss for the three months ended September 30, 2019 and 2018 respectively.

Corporate and Other

This category includes unallocated expenses incurred on behalf of the entire Company.  Corporate and other expenses were $6.0 million for the three months ended September 30, 2019 as compared to $5.2 million in the prior year comparable period.  The increase was primarily the result of higher salaries and benefits expense and costs incurred in connection with the evaluation of strategic initiatives intended to increase shareholder value.  The Company does not anticipate incurring any additional costs pertaining to these strategic initiatives going forward.

NINE MONTH FINANCIAL RESULTS

Revenue was $199.4 million for the nine months ended September 30, 2019 versus $193.1 million in the comparable nine month period of 2018.  Operating loss for the nine months ended September 30, 2019 decreased by $4.9 million when compared against the comparable nine month period of 2018.  Educational services and facilities expense decreased by $1.2 million, or 1.3%, to $92.9 million for the nine months ended September 30, 2019 from $94.2 million in the comparable nine month period of 2018. Selling, general and administrative expense increased $3.4 million, or 3.2%, to $111.5 million for the nine months ended September 30, 2019 from $108.1 million in the comparable nine month period of 2018.

Transportation and Skilled Trades segment revenue increased $141.0 million for the nine months ended September 30, 2019, a $5.2 million increase compared to $135.8 million in the year ago nine month period.

Healthcare and Other Professions segment revenue increased to $58.4 million for the nine months ended September 30, 2019, representing a $5.8 million increase compared to $52.6 million in the same nine month period of 2018.

Transitional segment revenue was zero and $4.7 million for the nine months ended September 30, 2019 and 2018 respectively.

2019 OUTLOOK

The Company is reiterating its full year 2019 guidance as follows:
•	Revenue and student starts are expected to increase 3% to 5% from the prior year, excluding the Transitional segment.

•	Net income and EBITDA are projected to be approximately $2 million and $12 million, respectively.

CONFERENCE CALL INFO

Lincoln will host a conference call today at 10:00 a.m. Eastern Daylight Time.  To access the live webcast of the conference call, please go to the Investor Relations section of Lincoln’s website at http://www.lincolntech.edu. Participants can also listen to the conference call by dialing 844-413-0946 (domestic) or 216-562-0456 (international) and providing access code 3776467. Please log in or dial into the call at least 10 minutes prior to the start time.

An archived version of the webcast will be accessible for 90 days at http://www.lincolntech.edu.  A replay of the call will also be available for seven days by calling 855-859-2056 (domestic) or 404-537-3406 (international) and providing access code 3776467.

ABOUT LINCOLN EDUCATIONAL SERVICES CORPORATION

Lincoln Educational Services Corporation is a provider of diversified career-oriented post-secondary education and helping to provide solutions to America’s skills gap.  Lincoln offers recent high school graduates and working adults degree and diploma programs.  The Company operates under three reportable segments: Transportation and Skilled Trades, Healthcare and Other Professions and Transitional. Lincoln has provided the nation’s workforce with skilled technicians since its inception in 1946. For more information, go to www.lincolntech.edu.

SAFE HARBOR

Statements in this press release and in oral statements made from time to time by representatives of Lincoln Educational Services Corporation regarding Lincoln’s business that are not historical facts may be “forward-looking statements” as that term is defined in the federal securities law. The words “may,” “will,” “expect,” “believe,” “anticipate,” “project,” “plan,” “intend,” “estimate,” and “continue,” and their opposites and similar expressions are intended to identify forward-looking statements. Forward-looking statements should not be read as a guarantee of future performance or results and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved, if at all.  Generally, these statements relate to business plans or strategies, projected or anticipated benefits from acquisitions or dispositions to be made by the Company or projections involving anticipated revenues, earnings or other aspects of the Company’s operating results.  The Company cautions you that these statements concern current expectations about the Company’s future performance or events and are subject to a number of uncertainties, risks and other influences many of which are beyond the Company’s control, that may influence the accuracy of the statements and the projects upon which the statements are based. The events described in forward-looking statements may not occur at all. Factors which may affect the Company’s results include, but are not limited to, the risks and uncertainties discussed in the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the Securities and Exchange Commission.  Any one or more of these uncertainties, risks and other influences could materially affect the Company’s results of operations and financial condition and whether forward-looking statements made by the Company ultimately prove to be accurate and, as such, the Company’s actual results, performance and achievements could materially differ from those expressed or implied in these forward-looking statements. Forward-looking statements are based on information available at the time those statements are made and/or management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause such differences include, but are not limited to, our failure to comply with the extensive regulatory framework applicable to our industry or our failure to obtain timely regulatory approvals in connection with acquisitions or a change of control of our Company; our success in updating and expanding the content of existing programs and developing new programs for our students in a cost-effective manner or on a timely basis; risks associated with changes in applicable federal laws and regulations; uncertainties regarding our ability to comply with federal laws and regulations, such as the 90/10 rule and prescribed cohort default rates; risks associated with the opening of new campuses; risks associated with integration of acquired schools; industry competition; our ability to execute our growth strategies; conditions and trends in our industry; general economic conditions; and other factors discussed in the “Risk Factors” section of our Annual Reports and Quarterly Reports filed with the Securities and Exchange Commission.  All forward-looking statements are qualified in their entirety by this cautionary statement, and Lincoln undertakes no obligation to publicly revise or update any forward-looking statements, whether as a result of new information, future events or otherwise after the date hereof.

(Tables to Follow)
(In Thousands)

	Three Months Ended September 30, (Unaudited)		Nine Months Ended September 30, (Unaudited)
	2019	2018	2019	2018

REVENUE	$72,594	$70,078	$199,427	$193,087
COSTS AND EXPENSES:
Educational services and facilities	33,211	33,488	92,940	94,169
Selling, general and administrative	37,451	36,087	111,512	108,091
(Gain) loss on disposition of assets	(211)	427	(211)	537
Total costs & expenses	70,451	70,002	204,241	202,797
OPERATING INCOME (LOSS)	2,143	76	(4,814)	(9,710)
OTHER:
Interest income	1	6	7	25
Interest expense	(754)	(632)	(2,141)	(1,743)
INCOME (LOSS) BEFORE INCOME TAXES	1,390	(550)	(6,948)	(11,428)
PROVISION FOR INCOME TAXES	50	50	244	150
NETINCOME ( LOSS)	$1,340	$(600)	$(7,192)	$(11,578)
Basic
Net loss per share	$0.05	$(0.02)	$(0.29)	$(0.47)
Diluted
Net loss per share	$0.05	$(0.02)	$(0.29)	$(0.47)
Weighted average number of common shares outstanding:
Basic	24,563	24,533	24,551	24,387
Diluted	24,608	24,533	24,551	24,387
Other data:

EBITDA (1)	$4,125	$2,178	$1,158	$(3,421)
Depreciation and amortization	$1,982	$2,102	$5,972	$6,289
Number of campuses	22	23	22	23
Average enrollment	11,254	10,897	10,750	10,405
Stock-based compensation	$218	$20	$460	$501
Net cash provided by (used in) operating activities	$5,889	$6,518	$(4,893)	$(5,816)
Net cash used in investing activities	$(1,849)	$(73)	$(3,061)	$(1,869)
Net cash provided by (used in) financing activities	$728	$(13)	$(22,238)	$(28,866)

Selected Consolidated Balance Sheet Data:	September 30, 2019 (Unaudited)

Cash and cash equivalents	$11,757
Current assets	44,362
Working capital deficit	(23,762)
Total assets	161,737
Current liabilities	68,124
Long-term debt obligations, including current portion, net of deferred financing fees	26,902
Total stockholders’ equity	33,580

As of September 30, 2019, total debt outstanding was $27.1 million comprised of $22.1 million under Facility 1 and a total year to date advance of $5.0 million under Facility 2 of our outstanding credit facility for working capital purposes.

(1) Reconciliation of Non-GAAP Financial Measures

The Company believes it is useful to present non-GAAP financial measures that exclude certain significant items as a means to understand the performance of its business. EBITDA and same school basis revenue are measurements not recognized in financial statements presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”). We define EBITDA as income (loss) before interest expense (net of interest income), provision for income taxes, depreciation, and amortization. We define same school basis revenue as Total Company revenue less the Transitional segment revenue.  EBITDA and same school revenue are presented because we believe they are a useful indicator of our performance and our ability to make strategic acquisitions and meet capital expenditure and debt service requirements. However, it is not intended to represent cash flows from operations as defined by GAAP and should not be used as an alternative to net income (loss) as an indicator of operating performance or to cash flow as a measure of liquidity. EBITDA and same school basis revenue are not necessarily comparable to similarly titled measures used by other companies.

Following is a reconciliation of net loss to EBITDA and same school basis revenue:

	Three Months Ended September 30, (Unaudited)		Nine Months Ended September 30, (Unaudited)

	2019	2018	2019	2018

Net Income (loss)	$1,340	$(600)	$(7,192)	$(11,578)
Interest expense, net	753	626	2,134	1,718
Provision for income taxes	50	50	244	150
Depreciation and amortization	1,982	2,102	5,972	6,289
EBITDA	$4,125	$2,178	$1,158	$(3,421)

	Three Months Ended September 30, (Unaudited)
	Transportation and Skilled Trades		Healthcare and Other Professions
	2019	2018	2019	2018

Net income	$6,752	$6,331	$1,404	$830
Interest expense, net	-	-	-	-
Provision for income taxes	-	-	-	-
Depreciation and amortization	1,748	1,892	111	68
EBITDA	$8,500	$8,223	$1,515	$898

	Three Months Ended September 30, (Unaudited)
	Transitional		Corporate
	2019	2018	2019	2018

Net loss	$-	$(1,865)	$(6,816)	$(5,896)
Interest expense, net	-	-	753	626
Provision for income taxes	-	-	50	50
Depreciation and amortization	-	4	123	138
EBITDA	$-	$(1,861)	$(5,890)	$(5,082)

	Nine Months Ended September 30, (Unaudited)
	Transportation and Skilled Trades		Healthcare and Other Professions
	2019	2018	2019	2018

Net income	$11,052	$8,746	$4,215	$2,748
Interest expense, net	-	-	-	-
Provision for income taxes	-	-	-	-
Depreciation and amortization	5,324	5,642	291	180
EBITDA	$16,376	$14,388	$4,506	$2,928

	Nine Months Ended September 30, (Unaudited)
	Transitional		Corporate
	2019	2018	2019	2018

Net loss	$-	$(2,895)	$(22,459)	$(20,177)
Interest expense, net	-	-	2,134	1,718
Provision for income taxes	-	-	244	150
Depreciation and amortization	-	11	357	456
EBITDA	$-	$(2,884)	$(19,724)	$(17,853)

	Three Months Ended September 30, (Unaudited)
	Total Company	Total Company	% Change Same School Basis
	2019	2018	2019
Total Company Revenue	$72,594	$70,078
Less: Transitional Revenue	-	(821)
Revenue on Same School Basis	$72,594	$69,257	4.8%

	Nine Months Ended September 30, (Unaudited)
	Total	Total	% Change
	Company	Company	Same School Basis
	2019	2018	2019
Total Company Revenue	$199,427	$193,087
Less: Transitional Revenue	-	(4,695)
Revenue on Same School Basis	$199,427	$188,392	5.9%

	Three Months Months Ended September 30,
	2019	2018	% Change
Revenue:
Transportation and Skilled Trades	$52,652	$51,008	3.2%
Healthcare and Other Professions	19,942	18,249	9.3%
Transitional	-	821	-100.0%
Total	$72,594	$70,078	3.6%

Operating Income (Loss):
Transportation and Skilled Trades	$6,752	$6,330	6.7%
Healthcare and Other Professions	1,403	830	69.0%
Transitional	-	(1,863)	100.0%
Corporate	(6,012)	(5,221)	-15.2%
Total	$2,143	$76	2719.7%

Starts:
Transportation and Skilled Trades	3,398	3,391	0.2%
Healthcare and Other Professions	1,381	1,232	12.1%
Transitional	-	30	-100.0%
Total	4,779	4,653	2.7%

Average Population:
Transportation and Skilled Trades	7,635	7,453	2.4%
Healthcare and Other Professions	3,619	3,317	9.1%
Transitional	-	127	-100.0%
Total	11,254	10,897	3.3%

End of Period Population:
Transportation and Skilled Trades	8,055	7,922	1.7%
Healthcare and Other Professions	3,960	3,637	8.9%
Transitional	-	173	-100.0%
Total	12,015	11,732	2.4%

	Nine Months Ended September 30,
	2019	2018	% Change
Revenue:
Transportation and Skilled Trades	$141,005	$135,838	3.8%
Healthcare and Other Professions	58,422	52,554	11.2%
Transitional	-	4,695	-100.0%
Total	199,427	193,087	3.3%

Operating Income (Loss):
Transportation and Skilled Trades	$11,051	$8,747	26.3%
Healthcare and Other Professions	4,214	2,747	53.4%
Transitional	-	(2,899)	100.0%
Corporate	(20,079)	(18,305)	-9.7%
Total	$(4,814)	$(9,710)	50.4%

Starts:
Transportation and Skilled Trades	7,247	7,156	1.3%
Healthcare and Other Professions	3,368	3,048	10.5%
Transitional	-	140	-100.0%
Total	10,615	10,344	2.6%

Average Population:
Transportation and Skilled Trades	7,169	6,891	4.0%
Healthcare and Other Professions	3,581	3,245	10.4%
Transitional	-	269	-100.0%
Total	10,750	10,405	3.3%

End of Period Population:
Transportation and Skilled Trades	8,055	7,922	1.7%
Healthcare and Other Professions	3,960	3,637	8.9%
Transitional	-	173	-100.0%
Total	12,015	11,732	2.4%

LINCOLN EDUCATIONAL SERVICES CORPORATION
Brian Meyers, CFO
973-736-9340

EVC GROUP LLC
Investor Relations: Doug Sherk, dsherk@evcgroup.com; 415-652-9100
Media Relations: Tom Gibson, 201-476-0322